EXHIBIT 99.1
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PRESS RELEASE

FOR IMMEDIATE RELEASE
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       IVOICE SETS RECORD DATE FOR THE DISTRIBUTION OF SPECIAL DIVIDEND OF
            IVOICE TECHNOLOGY, INC., DEEP FIELD TECHNOLOGIES, INC AND SPEECHSWITCH, INC. CLASS A COMMON STOCK TO IVOICE SHAREHOLDERS


MATAWAN, N.J. - (Business Wire) MATAWAN, NJ, JULY 21, 2005 -- iVoice, Inc. (OTC Bulletin Board: IVOC), a leader in speech-recognition technology, announced today that its Board of Directors has set a record date for the previously announced spin-off of its three wholly owned subsidiaries, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc., through a special dividend of all of the outstanding Class A Common Stock shares of each of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc., to iVoice's shareholders. Shareholders of record on July 29, 2005 will be entitled to receive the special dividend. The special dividend is expected to be payable on August 5, 2005. However, the distribution of the special dividend is contingent upon the Registration Statements on Form SB-2 of iVoice Technology, Deep Field Technologies, Inc. and SpeechSwitch, Inc. being declared effective by the Securities and Exchange Commission within an adequate time prior to the distribution date to allow for the printing and distribution to shareholders of the stock certificates and prospectus.

Holders of iVoice Class A Common Stock, other than affiliates of iVoice, will receive one share of Class A Common Stock of each of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. for every 988 shares of iVoice common stock that they hold. Holders of less than 988 shares of iVoice common stock will receive one share of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. Class A common stock. While all of the outstanding shares of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. Class A common stock will be held by non-affiliates of iVoice, Inc. and iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. following the distribution, all of the outstanding shares of Class B Common Stock (including convertible debt into such shares) of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. will be beneficially owned by affiliates of iVoice, Inc. or iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc.

iVoice, Inc., intends to transfer certain of its assets and related liabilities to iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. immediately prior to the distribution. The actual number of shares of Class A common stock of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. to be distributed will be based on the number of shares of iVoice, Inc. common stock outstanding on July 29, 2005.

iVoice shareholders will not be required to take any action to receive the iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. on the distribution date. Holders of iVoice common stock will not be required to pay any cash or other consideration for the distributed shares.

This spin-off of the three subsidiaries and the special dividend to iVoice shareholders is not a reverse stock split of the parent company, iVoice, Inc.



ABOUT IVOICE, INC.
iVoice, Inc. designs, manufactures and markets innovative speech-enabled applications and computer telephony communications systems. While there are many companies that develop speech applications, most require licensing of the core speech recognition engine resulting in a costlier solution for the end user. iVoice pays no such royalty or license fees for any of its speech recognition applications. Customers include Avaya, Gold Kist, American Red Cross and Comdial. Interactive Voice Response products developed by iVoice allow PC databases to be accessed via voice or from a standard touch-tone telephone.

The Board of Directors of iVoice believes the best way to build shareholder value, separate and apart from the operating performance of iVoice, is to create new business opportunities by distributing shares of certain of our subsidiaries to our shareholders. In the past 13 months, we have taken major steps to restructure our company in ways that we believe will be most favorable to shareholders with the spin-off and/or distribution of the stock of separate companies. This is part of our broader strategy to reposition iVoice as a company focused on the development and licensing of proprietary technologies.

For more information on iVoice, please visit http://www.ivoice.com
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This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to iVoice, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.



SOURCE: iVoice, Inc.

CONTACT:  iVoice, Inc.
Dolores Serafin, 732-441-7700
Just say "Investor Relations"
investors@ivoice.com
http://www.ivoice.com